PAREXEL INTERNATIONAL COMPANY
2013 ANNUAL INCENTIVE AWARD PLAN
I.    General Purpose of Plan.
The PAREXEL International Company 2013 Annual Incentive Award Plan is designed to assist the Company and its Subsidiaries in attracting, retaining and providing incentives to Eligible Employees and to promote the identification of their interests with those of the Company’s shareholders by providing for the payment of Incentive Awards subject to the achievement of specified Performance Goals.
II.    Definitions.
Terms not otherwise defined herein shall have the following meanings:
A.    “Award Period” means the calendar year, except to the extent the Committee determines otherwise.
B.    “Board” means the Board of Directors of the Company.
C.    “Code” means the Internal Revenue Code of 1986, as amended.
D.    “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to administer the Plan; provided that the Committee shall be comprised solely of two or more directors eligible to serve on a committee making awards qualifying as “performance-based compensation” under Code Section 162(m).
E.    “Company” means PAREXEL International Corporation, a Massachusetts corporation, and its successors and assigns and any corporation which shall acquire substantially all of its assets.
F.    “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.
G.    “Eligible Employee” means an employee described in Section IV hereof.
H.    “Incentive Award” means a contingent award made to a Participant that, subject to Section V hereof, entitles the Participant to cash payment to reflect the relative level of attainment of Performance Goals established by the Committee for an Award Period and such other factors as the Committee may determine.
I.    “Participant” means any Eligible Employee who receives an Incentive Award under the Plan for an Award Period.
J.    “Performance Goals” means one or more of the following objective performance measures, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: (1) earnings per share, (2) earnings, (3) earnings growth, (4) earnings before interest, taxes and amortization (EBITA), (5) operating income, (6) operating margins, (7) revenues, (8) expenses, (9) stock price, (10) market share, (11) chargeoffs, (12) reductions in non-performing assets, (13) return on sales, assets, equity or investment, (14) regulatory compliance, (15) satisfactory internal or external audits, (16) improvement of financial ratings, (17) achievement of balance sheet or income statement objectives, (18) net cash provided from continuing operations, (19) stock price appreciation, (20) total shareholder return, (21) cost control, (22) strategic initiatives, (23) net operating profit after tax, (24) pre-tax or after-tax income, or (25) cash flow, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such Performance Goals shall be adjusted to exclude any one or more of (i) extraordinary items and any other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) the cumulative effects of changes in tax or accounting principles, (v) the writedown of any asset, (vi) charges for restructuring and rationalization programs, (vii) other non-cash charges or items, (viii) gains or losses related to financing activities, (ix) the effect of acquisitions, or (x) gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates. Such Performance Goals: (I) may vary by Participant and may be different for different Awards; or (II) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee.
K.    “Plan” means the PAREXEL International Corporation 2013 Annual Incentive Award Plan.
L.    “Subsidiary” means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Company, either directly or through one or more other Subsidiaries.
III.    Administration.
The Plan shall be administered by the Committee. The Committee shall have plenary authority, in its discretion, to determine the terms of all Incentive Awards, including, without limitation, the Eligible Employees to whom, and the time or times at which, Incentive Awards are made, the Award Period to which each Incentive Award shall relate, the actual dollar amount to be paid pursuant to an Incentive Award, the Performance Goals to which payment of Incentive Awards will be subject, and when payments pursuant to Incentive Awards shall be made (which payments may, without limitation, be made during or after an Award Period on a deferred basis or in installments). In making such determinations, the Committee may take into account the nature of the services rendered by the respective Eligible Employees, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.
IV.    Eligibility.
Incentive Awards may be granted only to executive officers of the Company or a Subsidiary.
V.    Incentive Awards; Terms of Awards; Payment.
A.    The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Incentive Awards. For each Award Period with respect to which the Committee determines to make Incentive Awards, the Committee shall by resolution establish one or more Performance Goals applicable to such Incentive Awards and the other terms and conditions of the Incentive Awards. Such Performance Goals (including the determination of any adjustments permitted under Section II.5) and other terms and conditions shall be established by the Committee in its sole discretion as it shall deem appropriate and in the best interests of the Company and shall be established (1) within 90 days after the first day of the Award Period and (2) before 25% of the Award Period has elapsed.
B.    After the end of each Award Period for which the Committee has granted Incentive Awards, the Committee shall determine the extent to which the Performance Goals established by the Committee for the Award Period have been achieved and shall authorize the Company to make Incentive Award payments to Participants in accordance with the terms of the Incentive Awards. In no event shall the amount paid to a Participant in accordance with the terms of Incentive Awards by reason of Performance Goal achievement exceed $3,000,000 in any calendar year. Unless otherwise determined by the Committee, no Incentive Award payments shall be made to a Participant unless the Participant is employed by the Company or a Subsidiary as of the end of the Award Period.
C.    The Committee may at any time, in its sole discretion, cancel an Incentive Award or eliminate or reduce (but not increase) the amount payable pursuant to the terms of an Incentive Award without the consent of a Participant.
D.    Incentive Award payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Company’s payroll practices as from time-to-time in effect.
E.    The Committee shall have the power to impose such other restrictions on Incentive Awards as it may deem necessary or appropriate to ensure that such Incentive Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto. Prior to the payment of any Incentive Award, the Committee shall certify in writing (which may be substantiated by the inclusion of such a determination in the minutes of a meeting of the Committee) that the Performance Goals and other material terms applicable to such Incentive Award are satisfied.
VI.    Transferability.
Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.
VII.    Termination or Amendment.
The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of Participants, provided that (a) no amendment or termination of the Plan after the end of an Award Period may adversely affect the rights of Participants with respect to their Incentive Awards for that Award Period, and (b) no amendment which would require shareholder approval under Section 162(m) of the Code may be effected without such shareholder approval.
VIII.    Effectiveness of Plan and Awards.
The Plan and Incentive Awards granted hereunder shall be void ab initio unless the Plan is approved by a vote of the Company’s shareholders at the first shareholders’ meeting of the Company following adoption of the Plan by the Committee.
IX.    Effective Date; Term of the Plan.
The Plan shall become effective on the date the Plan is approved by the Company’s shareholders. Incentive Awards may be granted under the Plan prior to such shareholder approval provided such Incentive Awards are specifically contingent upon the obtaining of such shareholder approval. Unless sooner terminated by the Committee pursuant to Section VII, to the extent necessary to ensure that Incentive Award payments made to Covered Employees may be deductible by the Company or Subsidiary for federal income tax purposes, the Plan shall terminate as of the date of the first meeting of the Company’s shareholders occurring during 2018, unless the term of the Plan is extended and reapproved at such shareholders’ meeting. No Incentive Awards may be awarded under the Plan after its termination. Termination of the Plan shall not affect any Incentive Awards outstanding on the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.
X.    General Provisions.
A.    The establishment of the Plan shall not confer upon any Eligible Employee any legal or equitable right against the Company or any Subsidiary, except as expressly provided in the Plan.
B.    The Plan does not constitute an inducement or consideration for the employment of any Eligible Employee, nor is it a contract between the Company, or any Subsidiary and any Eligible Employee. Participation in the Plan shall not give an Eligible Employee any right to be retained in the employ of the Company or any Subsidiary.
C.    Nothing contained in this Plan shall prevent the Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
D.    The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Massachusetts.

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